EXHIBIT 10.3

TOLL BROTHERS, INC. STOCK INCENTIVE PLAN (1998)

STOCK AWARD

This Stock Award (the “Award Agreement”) constitutes an Award Agreement in connection with the grant of an Award by Toll Brothers, Inc. (the “Company”) pursuant to the terms of the Toll Brothers, Inc. Stock Incentive Plan (1998) (the “1998 Plan”). This Award consists of a grant of 96,586 shares of Common Stock (the “Award Shares”), granted on this 5th day of January, 2007 (the “Date of Grant”) to Robert I. Toll (the “Grantee”), and is subject to all applicable terms and conditions set forth in the 1998 Plan.

1.  Definitions.  All capitalized terms contained in this Award Agreement shall have the meaning set forth in the 1998 Plan unless otherwise defined herein or as may be required by the context.

2.  Purchase Price.  The purchase price per share for the Award Shares shall be $31.06, which was the closing price of the Company’s common stock on the New York Stock Exchange on the Date of Grant. Grantee shall deliver to the Company on the Date of Grant the aggregate purchase price (the “Purchase Price”) for the Award Shares.

3.  Restrictions on the Award Shares.  Grantee shall not be permitted to sell, transfer, pledge or assign the Award Shares at any time except to the extent such Award Shares have become vested pursuant to the terms of this Award Agreement or the 1998 Plan. The period during which such restrictions are effective is referred to herein as the “Restricted Period.” The Company shall, in its discretion, either maintain possession of the certificates respecting the Award Shares, place the certificates in the custody of an escrow agent for the period the Award Shares are not vested, or transfer certificates to the Grantee; provided, however, that such certificates shall be legended in a manner determined to be appropriate by the Committee that indicates such restrictions as are in effect with respect to the Award Shares evidenced by such certificates.

4.  Lapse of Restrictions.  Subject to the terms and conditions set forth herein and in the 1998 Plan, the restrictions set forth in Paragraph 3 with respect to the Award Shares shall lapse (and the Award Shares shall be considered as “vested”) with respect to one-half (1/2) of the Award Shares on the first anniversary of the Date of Grant, and with respect to the remaining Award Shares on the second anniversary of the Date of Grant (each such date being a “Vesting Date”); provided, however, that such restrictions shall lapse on such dates only if the Grantee has been an employee of the Company or a member of the Company’s Board of Directors (the “Board”) continuously from the Date of Grant through such Vesting Date. Except as otherwise provided, Grantee shall be required to transfer back to the Company any Award Shares that have not become vested as of the date Grantee’s service as an employee of the Company and as a member of the Board terminates upon payment to Grantee of the lesser of (a) the Purchase Price paid by Grantee for the Award Shares, and (b) the fair market value of the Award Shares as of the date of such termination of employment or service.

5.  Vesting Date on Death or Disability.  Notwithstanding the foregoing, the Grantee’s Award Shares shall, if not already vested, become fully vested in the event the Grantee’s service as an employee of the Company or as a member of the Board terminates by reason of the Grantee’s death or by reason of the grantee’s “disability” (as that term is used for purposes of the 1998 Plan).

6.  Vesting on Change of Control.  In the event there is a Change of Control while Grantee is employed by the Company or serving as a member of the Board, Grantee’s Award Shares shall immediately become fully vested.

7.  Vesting on Retirement.  Notwithstanding the foregoing, the Grantee’s Award Shares shall, if not already vested, become fully vested in the event the Grantee’s service as an employee of the Company or as a member of the Board terminates by reason of the Grantee’s “retirement” from the Company. For purposes of this Agreement “retirement” shall be defined as Grantee voluntarily terminating his service to the Company after reaching the age of 62 and, not engaging directly or indirectly as a proprietor, equity holder, investor (except as a passive investor not holding more than 5% of the outstanding capital stock of a publicly held company), lender, partner, director, officer, employee, consultant or representative in the “Home Building Business”, as determined by the Board. As used herein, the term “Home Building Business” shall generally means any business determined by the Board to be involved in the acquisition, development or improvement of any real estate for potential residential use, or the purchase, construction, development, marketing or sale of single or multi-family residential units or any other business which competes with the Company as determined by the Board.

8.  Rights of Grantee.  During the Restricted Period, Grantee shall have the right to vote the Award Shares and to receive dividends. Stock dividends received with respect to the Award Shares shall be subject to the same restrictions as the Award Shares.

9.  Notices.  Any notice to the Company under this Agreement shall be made in care of the Committee to the office of the General Counsel, at the Company’s main offices. All notices under this Agreement shall be deemed to have been given when hand delivered or mailed, first class postage prepaid, and shall be irrevocable once given.

10.  Securities Laws. The Committee may from time to time impose any conditions on the Award Shares as it deems necessary or advisable to ensure that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

11.  Delivery of Shares.  Within ten (10) business days of any Vesting Date, the Company shall, without payment from the Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) for the Award Shares, (i) deliver to the Grantee (or such other person) a certificate for the Award Shares or (ii) if consented to by the Grantee (or such other person), deliver electronically to an account designated by the Grantee (or such other person) the Award Shares, in either case without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment. The Company may condition delivery of the Award Shares upon the prior receipt from Grantee (or such other person) of any undertakings which it may determine are required to assure that the Award Shares are being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the fair market value of a Share on the Vesting Date, as determined by the Committee.

12.  Award Not to Affect Service.  The Award granted hereunder shall not confer upon Grantee any right to continue as an employee of the Company or as a member of the Board or to serve in any other capacity for the Company or any Affiliate.

13.  Amendment to Award Agreement.  Notwithstanding anything contained herein to the contrary, the Committee shall have the authority to amend or modify the terms and conditions set forth in this Award Agreement if the Committee determines, at its discretion, that any such amendment or modification is necessary or appropriate; provided, however, that the terms of this Award Agreement may not be changed in a manner that is unfavorable to the Grantee without the Grantee’s consent.

14.  Miscellaneous.

(a) The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be the Grantee’s address as reflected in the Company’s personnel records.

(b) Grantee acknowledges receipt of a copy of the 1998 Plan prospectus, included in which is a summary of the terms of the 1998 Plan and a copy of which is annexed hereto. The summary contained therein is qualified in its entirety by reference to the terms of the 1998 Plan, copies of which are available with the Company’s public filings with the United States Securities and Exchange Commission at www.sec.gov, or by oral or written request directed to the Company. The Grantee represents that he/she is familiar with the terms and provisions of the 1998 Plan, and hereby accepts the Award subject to all of the terms and provisions thereof. Grantee agrees to hereby accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the 1998 Plan or this Agreement. Grantee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him/her any taxes required to be withheld be federal, state or local law in connection with the Award.

(c) The validity, performance, construction and effect of this Award shall be governed by the laws of Pennsylvania, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, this Award Agreement has been executed on this 5th day of January, 2007.

TOLL BROTHERS, INC.	GRANTEE:

By: Joel H. Rassman	Robert I. Toll
Name: Joel H. Rassman	Robert I. Toll
Title: Chief Financial Officer

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